Exhibit 99.1

Press Release

Oracle Cloud Enters Hyper-Growth Phase Leading into Oracle CloudWorld

AUSTIN, Texas — July 8, 2022 — Oracle Corporation (NYSE: ORCL) will welcome customers and partners to the industry’s most important event, Oracle CloudWorld Las Vegas, on October 17-20, 2022. With keynotes featuring customers and executives sharing practical lessons, more than 1,200 technical and strategic sessions, and comprehensive hands-on training opportunities, Oracle CloudWorld is the premier venue for business and IT leaders to learn how to create and keep a competitive advantage.

With Oracle CloudWorld on the horizon, Oracle’s cloud business is gaining significant momentum. In the most recent fiscal quarter ending May 31, 2022, total cloud revenues (IaaS plus SaaS) were up 19% in USD, up 22% in constant currency to $2.9 billion. Infrastructure cloud (IaaS) revenues were $792 million, up 36% in USD and up 39% in constant currency. Fusion ERP cloud (SaaS) revenues were $569 million, up 20% in USD and up 23% in constant currency. NetSuite ERP cloud (SaaS) revenues were $574 million, up 27% in USD and up 30% in constant currency. Other SaaS revenues were $955 million, up 4% in USD and up 7% in constant currency.

“As we prepare to welcome our customers to Oracle CloudWorld in Las Vegas this fall, I am thrilled about the strong growth we have seen across our entire portfolio of cloud applications and infrastructure,” said Oracle CEO, Safra Catz. “We look forward to helping customers of all sizes and in every industry discover even more ways they can drive revenue, maximize profitability and improve their businesses with Oracle Cloud.”

Register for Oracle CloudWorld.

About Oracle

Oracle offers integrated suites of applications plus secure, autonomous infrastructure in the Oracle Cloud. For more information about Oracle (NYSE: ORCL), please visit us at oracle.com.

Trademarks

Oracle, Java, and MySQL are registered trademarks of Oracle Corporation.

Contact Info

Deborah Hellinger

Oracle Corporate Communications

deborah.hellinger@oracle.com

“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects, including statements related to the growth of Oracle’s cloud business, are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or by contacting Oracle’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on the Oracle Investor Relations website at www.oracle.com/investor/. All information set forth in this press release is current as of July 8, 2022. Oracle undertakes no duty to update any statement in light of new information or future events.